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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

BILLY BLUES FOOD CORPORATION OF ARIZONA, AN ARIZONA CORPORATION
BILLY BLUES HOLDING, S.A., A SWISS CORPORATION
J II Z, INC., A TEXAS CORPORATION
LCU, INC., A TEXAS CORPORATION
MARCO'S MEXICAN RESTAURANTS, INC., A TEXAS CORPORATION
THE ORIGINAL PASTA CO., A TEXAS CORPORATION